Exhibit 10.1

December 22, 2009

[Officer Name]

[Officer Address]

Dear [Officer Name]:

Fulton Financial Corporation (“Fulton”) has received “Financial Assistance,” as that term is defined in the Interim Final Rule promulgated by the United States Department of the Treasury (the “Treasury”) and codified as Part 30 of Title 31 of the Code of Federal Regulations (the “Interim Final Rule”). The Financial Assistance is a component of the Troubled Asset Relief Program authorized under the Emergency Economic Stabilization Act of 2008 (“EESA”). Capitalized terms shall, unless otherwise defined in this letter agreement, have the meaning given those terms in the Interim Final Rule. As a result of the receipt of Financial Assistance, Fulton must comply with certain restrictions and limitations concerning compensation plans and arrangements, employment agreements and benefit plans with any Employee who is a Senior Executive Officer or a Most Highly Compensated Employee. You have been identified as a Senior Executive Officer of Fulton or one or more subsidiaries of Fulton.

Fulton, for itself and any subsidiary or subsidiaries of Fulton which may, from time to time, employ you and which would be considered a TARP Recipient (collectively, the “Company”), and you are entering into this letter agreement in order to satisfy the Company’s obligations under EESA, as amended by the ARRA and as may be hereafter amended, and the rules and regulations now or hereafter promulgated under EESA, including the Interim Final Rule, (collectively, the “TARP Regulations”). EESA, ARRA and the TARP Regulations are collectively referred to as the “TARP Requirements” in this letter agreement.

This letter agreement sets forth the agreement between the Company and you as to the amendment of the compensation plans or arrangements in which you participate, are eligible to participate or may become eligible to participate, and the agreements to which the Company and you are party that: (i) provide for payment of a Bonus or Incentive Compensation; (ii) provide a Golden Parachute Payment; and (iii) provide other Compensation or benefits the payment or accrual of which by the Company are restricted or limited by the TARP Requirements.

You agree to permit the Company to take all necessary and appropriate actions, from time to time, to amend all compensation plans, employment agreements, benefits plans and other agreements or arrangements in which you participate so that both the Company and you, either now or in the future, shall fully comply with all applicable laws, regulations, government directives and the TARP Requirements.

Effective as of the date of this letter agreement and continuing during the TARP Period, you hereby agree, solely to the extent determined by the Company to be required by the TARP Requirements, that:

(a) If you are a Senior Executive Officer, you shall be ineligible to receive Compensation under any compensation plan that the Compensation Committee of the Board of Directors of Fulton determines includes incentives for you to take unnecessary and excessive risks that threaten the value of the Company;

(b) If you are a Senior Executive Officer or one of the next five (5) Most Highly Compensated Employees, the Company shall be prohibited from making to you, and you shall be ineligible to receive, any Golden Parachute Payments in connection with your severance from employment with the Company;

(c) If you are a Senior Executive Officer or one of the next ten (10) Most Highly Compensated Employees, the Company shall be prohibited from making to you, and you shall be ineligible to receive, any Bonus, Retention Award or Incentive Compensation, unless specifically permitted by the TARP Requirements;

(d) If you are a Senior Executive Officer or one of the next twenty (20) Most Highly Compensated Employees, you shall be required to forfeit and pay back to the Company any Bonus, Retention Award or Incentive Compensation paid to you during the TARP Period if such Bonus, Retention Award or Incentive Compensation payment is prohibited by the TARP Requirements, or based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria as provided by the TARP Requirements; and

(e) If you are a Senior Executive Officer or one of the next twenty (20) Most Highly Compensated Employees, the Company shall be prohibited from making to you, and you shall be ineligible to receive, any Gross-Up payments, payment or reimbursement of any Excessive or Luxury Expenditures and any other Compensation or payments prohibited by the TARP Requirements.

You understand and agree that changes in circumstances, such as the hiring of Employees, the termination of Employees, the Compensation paid to you by the Company in future calendar years, and the Compensation paid or payable to other Employees by the Company in future calendar years, may change your status as a Senior Executive Officer or a Most Highly Compensated Employee, in which case the restrictions and limitations placed upon your Compensation and benefits by the TARP Requirements and outlined above may also change.

This letter agreement shall not serve to limit your rights to Compensation or benefits (or your ability to assert claims in respect thereof against the Company) under any plans, agreements or arrangements with the Company other than to the extent required by applicable laws, regulations, government directives and the TARP Requirements. Except as specifically provided in this letter agreement, your Compensation and benefits shall be unaffected by this letter agreement, and this letter agreement is intended to be a separate agreement.

Sincerely,

By:
Name:	Louis Yoka
Title:	SVP/Manager Compensation & Benefits

Intending to be legally bound and in consideration of the benefits I will receive as a result of Fulton’s participation in the Department of the Treasury’s TARP Capital Purchase Program and other good and valuable consideration the adequacy and receipt of which is hereby acknowledged, I agree with and accept the foregoing terms on the date set forth below.

Name:	[Officer Name]
Date:	December 22, 2009

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